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                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                 WHITE MOUNTAINS INSURANCE GROUP (ARIZONA), INC.


         1. Name: The name of the Corporation shall be White Mountains Insurance Group (Arizona), Inc.

         2. Purpose: The purpose for which this Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

         3. Initial Business: The Corporation initially intends to be an insurance holding company.

         4. Authorized Capital: The corporation shall have authority to issue fifty million (50,000,000) shares of common stock having a par value of $1.00 per share, and twenty million (20,000,000) shares of preferred stock having a par value of $1.00 per share. The preferred stock shall be issued in such series with such designations, preferences, limitations, voting rights, privileges and relative rights as the Board of Directors may by resolution establish.

         5. Limitation of Liability: No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) a violation of section 10-833 of the Arizona Revised Statutes or any successor statute; or (d) an intentional violation of criminal law. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and

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no amendment or repeal of this Article 5 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         6. Election to Opt-out of Arizona Corporate Takeover Act: The Corporation hereby elects (i) pursuant to Section 10-2721(A)(1) of the Arizona Business Corporation Act, not to be subject to Article 2 (Control Share Acquisitions) of Chapter 23 of Title 10 of the Arizona Revised Statutes, and
(ii) pursuant to Section 10-2743(A)(1) of the Arizona Business Corporation Act, not be subject to Article 3 (Business Combinations) of Chapter 23 of Title 10 of the Arizona Revised Statutes. This election shall apply to any successor provision to any of the foregoing.

         7. Statutory Agent: The name and street address of the initial statutory agent of the Corporation is CT Corporation System, 3225 North Central Avenue, Suite 1600, Phoenix, Arizona 85012.

         8. Board of Directors: The initial Board of Directors shall consist of three (3) directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

            Ray Barrette                            Kernan V. Oberting
            80 South Main Street                    80 South Main Street
            Hanover, New Hampshire 03755            Hanover, New Hampshire 03755

            David Staples
            80 South Main Street
            Hanover, New Hampshire 03755

The number of directors may be increased or decreased from time to time in the manner provided in the Bylaws of the Corporation.


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         9. Incorporator: The name and address of the incorporator of the
Corporation is: Susan A. Malone, c/o Bryan Cave LLP, Two North Central Avenue, Suite 2200, Phoenix, Arizona 85004.


Dated as of August 31, 1999.


                                           /s/ Susan A. Malone
                                           ------------------------------------
                                           Susan A. Malone



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